UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2007
180 CONNECT INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-51456	20-2650200
(Commission File No.)	(IRS Employer Identification No.)
6501 E. Belleview Avenue
Englewood, Colorado 80111
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (303) 395-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 12, 2007, the Board of Directors of 180 Connect Inc. (the “Company”), upon recommendation by the Company’s Corporate Governance and Nominating Committee, elected Thomas Joseph Calo, Ed.D. as a member of the Company’s Board of Directors, effective November 15, 2007. Mr. Calo has not yet been appointed to any standing committees of the Board of Directors. The Company will file an amendment to this Form 8-K to disclose this information after any such appointment is made. There are no arrangements or understandings between Mr. Calo and any other person, pursuant to which he was selected as a director, and there are no transactions to which Mr. Calo has an interest requiring disclosure under Item 404(a) of Regulation S-K.
     Mr. Calo will participate in the Company’s non-executive director compensation arrangements. Under the terms of those arrangements, Mr. Calo will receive an annual cash retainer in the amount of $25,000 paid on a quarterly basis. In addition, pursuant to the Non-Executive Director Stock Incentive Plan (the “Proposed Plan”) to be adopted by the Company, the material terms of which were approved by the Board of Directors on November 12, 2007, Mr. Calo will receive an equity-based award of $100,000, $50,000 of which will be paid in the form of restricted stock units, and $50,000 of which will be paid in shares of the Company’s common stock, which shares will vest over a three year period in equal annual installments. Issuance of such equity-based compensation is subject to the approval of the Proposed Plan by the Company’s shareholders; provided, that the restricted stock units will be settled in cash if the Company’s shareholders do not approve the Proposed Plan prior to August 1, 2008. Mr. Calo will also be reimbursed for all reasonable out-of-pocket expenses incurred by him in connection with meetings of the Board of Directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf, hereunto duly authorized.

180 CONNECT INC. (Registrant)
By:	/s/ Steven Westberg
Steven Westberg
Chief Financial Officer

Dated: November 14, 2007

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